EXHIBIT 14(E)

New legislation was recently signed into law repealing SARSEPs effective 1/1/97

Colonial Mutual Funds

SEP -- Simplified Employee Pension

SARSEP -- Salary Reduction SEP

Today's employers can choose from many types of retirement plans for their businesses. Colonial believes that SEP and SARSEP plans may be ideal for employers concerned about complicated, time-consuming administration. Look over the plan features below to see if a SEP can meet your company's needs.

Who may establish a plan: SEP: Self-employed individuals, partnerships, all corporations. SARSEP: Same as SEP, except not available to non-profit organizations, state and local governments, or companies with more than 25 eligible employees.

Note: SARSEPs not available effective 1/1/97. See reverse for more information.

Plan operation:         1.  IRAs are established for employees.

                        2.  SEP: Employers contribute to employees' IRAs.
                            SARSEP: Employers and/or employees contribute t
                            IRAs.

Coverage:               SEP & SARSEP: Generally, all employees are covered.
                        However, the employer may specify exclusions when establishing the plan. Permissible exclusions include employees who:

                        - are under 21 years of age

                        - have not worked for the employer in at least three of
                          the past five calendar years

                        - are non-resident aliens

                        - are members of collective bargaining units

                        - earn less than: $400 (1996)

Participation:          SEP: All eligible employees must participate. The
                        employer must establish the IRA for any employee who does not do so.

                        SARSEP: At least 50% of eligible employees must elect to defer income.

Set-up/                 SEPs must be established by the filing date of the
contribution            employer's federal income tax return, including any
deadline:               extensions, and can be retroactive for the prior tax
                        year.

                        SARSEPs must be established on or before 12/31/96 and may be maintained under current law. New employees may participate in the plan.

Employee                SEP: Not allowed.
contributions:
                        SARSEP: For 1996, employees may contribute "pre-tax" up to the lesser of $9,500 or 15% of annual taxable compensation. For federal tax purposes, current income is reduced by the amount of the contribution.

Annual                  SEP: Employer determines level each year; annual
employer                contribution not required by law.
contributions:

                        SARSEP: May require the employer to make a minimum contribution of 3% of compensation on behalf of eligible employees, if the plan is considered top-heavy. Top-heavy status results when a highly compensated group of employees receives 60% or more of the benefits or account balances of the plan.

Maximum                 SEP: Lesser of $22,500 or 15% of annual taxable
contributions:          compensation; 13.043% for self-employed individuals.

                        SARSEP: Same total as SEP, including employee salary reduction contribution. Salary reduction amounts for highly compensated employees may be limited by a non-discrimination test.

Employer                SEP & SARSEP: 15% of total annual compensation for all
deductions:             covered employees.

Plan reporting          SEP & SARSEP:  None.
to IRS:

Plan
communications:         - plan establishment:

                        Employer gives each employee copies of SEP or SARSEP adoption agreement, summary of plan information, IRA application and disclosure statement, and, for SARSEP only, participant salary reduction agreement.

                        - Annually:

                        Employer informs employees of any company contributions made to the plan.


Discrimination          SEP: None.
testing:
                        SARSEP: Plans may not discriminate in favor of highly compensated employees; employer must test plan annually to prevent over-contribution by highly compensated employees.

Benefits of Colonial SEP & SARSEP Plans

                        -  IRS-approved prototype plans

                        - Low cost -- annual maintenance fee of $10 per participant

                        - Wide range of mutual funds to help meet your employees' retirement goals

                        -  Experienced management

                        - Convenient account services, including free telephone exchange

                        - Colonial's retirement plan consultants are always accessible at 1-800-225-2365, ext. 6660

If you believe that a SEP, SARSEP or SEP/SARSEP combination fits your situation, contact your financial adviser today. You will receive additional detailed plan information, along with appropriate Colonial Mutual Funds prospectuses that provide more complete information, including fees, risks, and expenses. Please read them carefully before you invest or send money.

Beginning January 1, 1997, small business owners wishing to establish a simple employee pension plan using IRAs as investment vehicles will be limited to the adoption of either a SEP or the new SIMPLE IRA Plan. Unlike SARSEPs, both SEPs and the SIMPLE IRA Plan require a minimum annual employer contribution. With SARSEPs (available for adoption until 12/31/96), an employer often has the option -- but is not required by some prototype plans -- to make an annual contribution on an employee's behalf.

Colonial Investors Service Center, Inc. (C) 1996
One Financial Center, Boston, Massachusetts 02111-2621
SE-776C-0996  M  (10/96)

[Colonial Flag Logo]

The Colonial
Simplified Employee Pension (SEP)
and Salary Reduction SEP (SARSEP)
Application and Fact Kit

[Photograph omitted]

To Establish a
Colonial SEP and/or SARSEP

Mutual Funds are:

-Not insured by the FDIC

-Not deposits or obligations of, or guaranteed by, any depository institution

-Subject to investment risk, including possible loss of principal

Enclosed is all you need to open a Colonial SEP/SARSEP


SEP and SARSEP Retirement Plans
Made to Order for Small Businesses

A Simplified Employee Pension (SEP) plan allows employers to contribute to employees' Individual Retirement Accounts instead of maintaining a complicated qualified retirement plan. With SARSEPs (Salary Reduction SEPs), employees are also able to add their own money to the plan to increase retirement savings and defer taxes.

Here's how SEPs and SARSEPs work: First, the employer adopts a SEP program and helps employees establish Individual Retirement Accounts. Then the employer may contribute up to 15% of compensation for each employee, to a maximum of $22,500. If the employer has established a SARSEP, an employee may add up to $9,240* in deferred compensation. The total of employer and employee contributions cannot exceed the 15%/$22,500 limit. For salary deferral contributions to be allowed, the employer may not have had more than 25 eligible employees at any time during the prior year. Additionally, at least half of the company's eligible employees must elect to defer part of their compensation into the SARSEP. Finally, employers must satisfy an anti-discrimination test: the deferral percentage for each "highly compensated employee" must not exceed 125% of the average deferral percentage for all other employees. (Definition of "highly compensated employee" and other information can be found in the Commonly Asked Questions section of this booklet.)

Advantages of SEPs
Over Other Retirement Plans

SEPs and SARSEPs are available to self-employed individuals, partnerships, and all kinds of corporations. (SARSEP programs are not available to nonprofit organizations or state and local governments.) Many large and small companies with no retirement programs have found SEPs ideal. Among the advantages of a SEP over other retirement plans are:

[checkmark] Contribution flexibility. Contributions can vary, and the employer is not required to continue the program.

[checkmark] Minimal administration cost. Reporting and disclosure requirements are few. The employer simply gives employees copies of the SEP and IRA agreements, SEP disclosure statement, and the Commonly Asked Questions summary of SEP information. Then the employer tells employees each year of any contributions made. If employee contributions through salary deferral are permitted, the employer must administer the deferrals and is responsible for satisfying the anti-discrimination test.

[checkmark] Participant-directed investments. Employees control their own accounts. They may change investment options as desired.

[checkmark] Withdrawals. Although an early withdrawal penalty often applies, it is possible to take money out of a SEP plan before leaving a job. All contributions are fully vested immediately.

Which Plan Is Best for You:
SEP or SARSEP?

SEPs allow employers to make tax-deductible contributions directly to Individual Retirement Accounts (IRAs) established by participating employees.

SARSEPs permit employee contributions through salary deferral. The feature is available only to employers with 25 or fewer eligible employees throughout the preceding year. At least half of all eligible employees must participate each year.

    Plan Features                    SEP                                SARSEP
Set-up and                 Date for filing employer's            Date for filing employers
contribution deadline      federal income tax return             federal income tax return
                           including extensions                  including extensions

Employee pre-tax           Not allowed.                          Up to the lesser of
contribution                                                     $9,240* or 15% of annual
                                                                 compensation.

Annual employer            Not required. Employer                IRS-required minimum of
contribution               determines level each                 3% of compensation on
                           year.                                 behalf of certain
                                                                 employees may be
                                                                 necessary to meet top-
                                                                 heavy requirements.


Maximum employer           Lesser of $22,500 or 15%              When combined with
contribution               of annual taxable                     employee contributions:
                           compensation (13.043%                 same as SEP.
                           for self-employed
                           individuals).

Maximum employer           15% of total annual                   Not applicable.
deduction                  compensation for all
                           covered employees.
                           Employer could be subject
                           to an excise tax for
                           contributions in excess of the
                           15% limit.

Contribution level         None.                                 Amount deferred by each
requirements                                                     highly compensated
                                                                 employee, expressed as a
                                                                 percentage of annual
                                                                 compensation, limited to
                                                                 125% of average annual
                                                                 deferral percentage of
                                                                 all eligible non-highly
                                                                 compensated employees.

Maximum eligibility        Employees who have attained           Employees who have
requirements               21 years of age, performed            attained 21 years of age,
                           performed service with the            performed service with
                           employer during the last 3 years,     the employer during the
                           and received annual                   last 3 years, and received
                           compensation of at least $400*        annual compensation of
                           from the employer.                    at least $400* from the
                                                                 employer.

Annual                     $10 per participant.                  $10 per participant.
administrative fees

Early withdrawals          Withdrawals before the age            Withdrawals before the
                           of 59-1/2 are subject to regular      age of 59-1/2 are subject
                           income tax as well as 10%             to regular income tax as
                           penalty tax except in the event       well as 10% penalty tax
                           of death, disability, or              except in the event of
                           substantially equal periodic          death, disability, or
                           payments.                             substantially equal
                                                                 periodic payments.

Distributions upon         Participants may take lump-sum        Participants may take
retirement                 distribution, or receive periodic     lump-sum distribution,
                           payments through the                  or receive periodic
                           Colonial Systematic Withdrawal        payments through the
                           Plan. All distributions are taxed     Colonial Systematic
                           as regular income.                    Withdrawal Plan.  All
                                                                 distributions are taxed
                                                                 as regular income.

*Please note: All maximum contribution amounts, tax rates, and salary requirements are for 1995 and may be subject to periodic adjustments based on changes in the Cost of Living index.

The Best of Both Worlds:
SEP and SARSEP Together

Many businesses will want to offer both a SEP and a SARSEP. The SARSEP will appeal to employees, reducing their taxes, and allowing them the opportunity to build their retirement nest eggs. The SEP reduces the employer's tax liability and may substantially increase the owner's retirement account since employees with the highest compensation, i.e. the owner, receive the largest benefit. The combined annual contribution to both plans for each eligible employee is limited to 15% of taxable compensation or $22,500, whichever is less.

How to Establish a Colonial SEP or SARSEP

Review this Colonial SEP and SARSEP plan booklet including the plan agreement and the SEP Commonly Asked Questions, as well as the Colonial Individual Retirement Account Agreement and Disclosure Statement. Read the appropriate prospectuses for the funds in which you plan to invest, then follow these simple steps using the forms indicated. All necessary forms are bound into the center of this booklet.

Step 1.       Employer completes and signs the Colonial SEP/SARSEP Adoption
              Agreement.

Step 2. Each participant completes and signs a Colonial SEP-IRA application. The original is given to the employer. The participant should keep a photocopy.

              Note for SARSEPs Only: If the plan allows employee contributions through salary deferral, each participant who wishes to make such contributions completes a Participant Salary Reduction Agreement. The agreement must be kept by the employer. (Refer to page 1 for an explanation of SARSEP eligibility. Use the SARSEP worksheet facing page nine of this booklet to determine contribution limits for highly compensated employees.)

                                                    Transfer
                  SEP/                              of Assets/                                         Annual
                  SARSEP                            Direct         Beneficiary                         Fee $10
SEP Plan          Adoption        SEP IRA           Rollover       Designation      Distribution       per
Checklist         Agreement       Application       Form           (if desired)     Form               Depositor*

Establish a
new SEP           checkmark       checkmark                                                            checkmark
or
SARSEP

Transfer
existing          checkmark       checkmark         checkmark                                          checkmark
non-
Colonial
IRA, SEP
or
SARSEP
assets to a
new SEP
or
SARSEP

Transfer
existing                                            checkmark
non-
Colonial
IRA, SEP
or
SARSEP
assets to
an
existing
SEP or
SARSEP

Change
beneficiary                                                        checkmark
on any
existing
SEP or
SARSEP

Request a
distribution                                                                        checkmark
from a
Colonial
SEP or
SARSEP

Direct
rollover                          checkmark         checkmark
from an
employer
plan to a
Colonial
IRA

*The annual fee is $10 per SEP participant. If the fee is not paid directly, in addition to any contributions for the taxable year, it will be deducted from each participant's account at year end.

Step 3.   Employer attaches a company check payable to The First
          National Bank of Boston (Custodian of the Colonial IRA accounts).

Step 4.   Employer notifies each participant of SEP establishment by providing:

          --A copy of the executed SEP/SARSEP Adoption Agreement.

          --A SEP/SARSEP Application and Fact Kit that contains the Plan Agreement, Colonial Individual Retirement Account Agreement (IRS Form 5305-A) and Disclosure Statement, and SEP/SARSEP Commonly Asked Questions.

Step 5.   Employer mails the following items to:

          Colonial Investors Service Center, Inc.,
          Attn: Retirement Plan Services
          P.O. Box 1722, Boston, MA 02105-1722.

          [bullet] Signed SEP/SARSEP Adoption Agreement (employer must keep a file copy).

          [bullet] One signed copy of each participant's SEP-IRA application.

          [bullet] Check for the contributions, made payable to The First
                   National Bank of Boston.

Step 6. Employer provides participants with written notification each year of any amounts contributed to the plan.

Selecting Your SEP or SARSEP Investments

When you invest in a Colonial SEP or SARSEP, you enjoy an array of investment alternatives to help you achieve your financial goals for retirement. Whether you're beginning early and investing for long-term growth or you're older and more income-oriented, there is a Colonial fund that's right for your investment strategy. Each Colonial fund has a different investment objective and reacts differently to various economic conditions. In developing a well-diversified portfolio, your financial adviser can help you and your employees balance a desire for safety with the need for growth to offset inflation. Colonial offers 18 bond funds and stock funds for SEPs or SARSEPs.

Colonial Bond Funds:

Your Choice for Income

[bullet] Colonial High Yield Securities Fund

[bullet] Colonial Strategic Income Fund

[bullet] Colonial Income Fund

[bullet] Colonial Federal Securities Fund

[bullet] Colonial U.S. Government Fund

[bullet] Colonial Adjustable Rate U.S. Government Fund

[bullet] Colonial Government Money Market Fund

Colonial Stock Funds:

Your Opportunity for Growth

[bullet] Colonial Global Natural Resources Fund

[bullet] Colonial Newport Tiger Fund

[bullet] Colonial International Fund for Growth

[bullet] Colonial Small Stock Fund

[bullet] Colonial Global Equity Fund

[bullet] Colonial U.S. Fund for Growth

[bullet] Colonial Growth Shares Fund

[bullet] Colonial Global Utilities Fund

[bullet] Colonial Utilities Fund

[bullet] The Colonial Fund

[bullet] Colonial Strategic Balanced Fund

For a full description of any particular fund, ask your financial adviser for a free brochure and prospectus containing more complete information, including fees, risks, and expenses. Please read the prospectus carefully before you invest.

A Word about Investing in Mutual Funds

Colonial and your full-service financial adviser want you to understand both the risks and benefits of mutual fund investing. While mutual funds offer significant opportunities and are professionally managed, you should be aware that, unlike savings accounts and certificates of deposit, mutual fund shares are not insured or guaranteed by any financial institution or government agency, including the FDIC. It is important to read the prospectus carefully before you invest or send money. Please consult your full-service financial adviser to determine how investing in specific Colonial funds may help you meet your unique needs.

Colonial Believes
The Investor Comes First

Since 1931, we have built our reputation by responding to investor needs. Our time-tested investment approach has attracted over $15.5 billion in assets and earned the trust of more than 800,000 shareholders worldwide.

Colonial Retirement Plan Services
We Make Investing Easy

Our goal is to make retirement investing easy for you. We offer an extensive selection of shareholder services for retirement plans. Ask your financial adviser how Colonial's SEP/SARSEP service options can help you meet your needs.

Low Plan Cost and Investment Minimum

-No set-up charge.

-$10 per participant annual maintenance fee.

-Open a Colonial SEP with as little as $25 in each account.

-No plan close-out fee.

Easy Exchanges*

-Participants can contact Colonial directly to change their investment choices at any time.

24-Hour Account
Information

-Participants can call 1-800-345-6611 from a touch-tone phone to check account balances, fund prices, and performance 24-hours a day.

Easy Record Keeping

-On request, you will receive a statement for each participant account each quarter, showing contributions and earnings for the year to date.

-We will send each participant a confirmation statement that reflects contributions, and dividends or capital gains reinvested.

-We will send each participant an IRS Form 5498 or an approved equivalent every year in compliance with IRS regulations.

When It's Time to
Take Withdrawals*

-On request, Colonial will calculate participant's life expectancy or joint life expectancy with a designated beneficiary, based on IRS rules.

-SEP/SARSEP periodic distributions can be taken through a Systematic Withdrawal
 Plan with monthly, quarterly, or semiannual checks.

*Redemptions and exchanges are made at the next determined net asset value after the request is received by Colonial. Proceeds may be more or less than your original cost. The exchange privilege may be terminated at any time. Investors who purchase Class B, Class D, or $1 million or more of Class A shares, may be subject to a contingent deferred sales charge (CDSC). Some retirement plan withdrawals are exempt from CDSC. Please refer to the specific fund's prospectus for details.

[Photograph: Automotive shop employee]

"Colonial offers a variety of services that save me time and make it easy to manage my company's retirement plan effectively."

Commonly Asked Questions About:
Definition of a SEP

What are Simplified Employee Pension Plans (SEPs)?

SEPs are plans that permit employers to make tax deductible contributions directly to Individual Retirement Accounts (IRAs) established by participating employees. Some plans, called SARSEPs (Salary Reduction SEPs), also allow for employee contributions through salary deferral. These contributions are also known as "elective deferrals." This feature is available only to employers with 25 or fewer eligible employees throughout the preceding year. In SARSEP plans, at least half of all employees must participate each year.

Can I still establish or continue to fund an IRA if I am covered by a retirement plan?

Yes. However, your contribution may not be entirely deductible. If you're covered by a government or union retirement program, an employer-sponsored corporate or Keogh pension/profit sharing plan, SEP or TSA plan, or if you're required to contribute to your employer's plan, you may still make your IRA contributions but the amount of your deduction will depend on your modified adjusted gross income.

Establishment

How is a SEP or SARSEP established?

The employer must complete a SEP/SARSEP Adoption Agreement. Each eligible employee (plan participant) must complete the SEP-IRA Application and, if SARSEP is used, a Salary Reduction Agreement. When the SEP-IRA Application plus the initial contribution are received by the Custodian, a SEP-IRA is established for each plan participant. The employer must then give each plan participant copies of the signed SEP/SARSEP Adoption Agreement and the IRA Agreement (Form 5305-A) and Disclosure Statement. The IRA Agreement describes the employees' rights to contributions and how withdrawals may be made.

By what date must the employer make contributions in order to take a deduction for a given year?

For SEPs maintained on a taxable year basis, contributions are deductible if made by the due date, including extensions, of the tax return for the taxable year. Fiscal year employers maintaining SEPs on a calendar year basis can deduct SEP contributions in the tax year within which the calendar year ends. For example, an employer with a l0/31 fiscal year may deduct 1994 SEP IRA contributions in the fiscal year ending 10/31/95, if made by the due date (plus extensions) of the tax return for that tax year. This employer may deduct 1995 SEP contributions in the tax year ending 10/31/96 if the contribution is made by the due date (plus extensions) of the tax return for that year. SARSEP contributions, through salary deferrals, can be made at any time during the year. The employer's payroll records must reflect amounts deferred from compensation.

Can the employer establish a SEP in addition to another qualified retirement plan?

Yes. Total annual contributions to all the employer's defined contribution plans cannot exceed the maximum limitations under the Internal Revenue Code; $30,000 or 15% of compensation (whichever is less) per employee. If an employee works for several unrelated employers, he or she may be covered by one employer's SEP and a pension, profit-sharing plan or even another SEP of a second employer. Retirement programs maintained by different companies need not be aggregated under the Code limitations, as long as the employee is not considered self-employed and the involved companies are not considered part of a controlled group.

Are there any restrictions on the SEP-IRA account selected by the employee for Colonial SEP or SARSEP plan contributions?

Yes. Under the Adoption Agreement and Plan, contributions must be made to the Colonial SEP-Individual Retirement Account. Other SEPs may provide different rates of return and may have different terms concerning, among other things, transfers and withdrawals.

Coverage

Must an employer include all employees in a SEP or SARSEP?

Generally, yes. But exceptions may be specified in the Adoption Agreement and can include requiring a participant to be at least age 21 and/or to have worked for the employer for at least three of the past five calendar years. Nonresident aliens, collective bargaining employees, and employees who earn less than $400* (in 1995) may also be excluded.

If the plan permits employee contributions through salary deferrals, all eligible employees may defer. At least half of all eligible employees must make such contributions. If fewer choose to contribute, no employee contributions are allowed for that year.

What if an employee does not wish to participate?

If an employee does not wish to participate in a plan involving employer contributions, the employer may execute any necessary forms and set up a SEP-Individual Retirement Account in order to make the contribution. Plans that accept only employee contributions may allow for up to 50% nonparticipation.

Employer Contributions (SEPs)

Must employers contribute?

No. Contributions are discretionary. But if a contribution is made, it may be based on the same percentage of compensation, up to $150,000* (in 1995) for all eligible employees. For example, if an employer decides to contribute 12%, the contribution for an employee with annual compensation of $50,000 would be $6,000. For an employee earning $10,000 a year, the contribution would be $1,200. Plan contributions can also be computed using the Social Security Taxable Wage Base in order to provide higher benefits for those participants earning over $61,200 in 1995. This wage base changes annually.

Are there any limitations on employer contributions?

The total contributions made by and for an employee may not exceed the lesser of 15% of the employee's compensation or $22,500. The employee can contribute no more than $9,240* (in 1995), of that maximum.

In the case of a self-employed individual, the employer contribution is based on earned income, which is net self-employment income less the amount of the deductible plan contribution. The effect is to reduce the maximum percentage of compensation that may be contributed from 15% to 13.043%. An instruction sheet, "Calculating SEP Plan Contributions for Self-Employed Individuals," is included in the application.

Can employers contribute for participants older than 70-1/2?

Yes.

Are employer contributions subject to Social Security tax?

No. Employer contributions are not included as income on the W-2, and are not considered wages for the purpose of determining Social Security taxes.

Can Social Security be taken into consideration when determining the employer's contributions?

Yes. Employers who do not maintain other integrated plans are permitted to allocate contributions based on Social Security taxes paid on behalf of participants.

*This figure may be adjusted periodically based on the Cost of Living index.

Employee Contributions (SARSEPs)

How much can an employee contribute?

Most employees will be able to contribute up to $9,240*(in 1995), provided that these contributions -- when combined with those by the employer -- do not exceed the lesser of 15% of salary or $22,500.

Regular IRA contributions do not count toward the maximums and these contributions should not be made to the SEP. The limits are different for "highly compensated employees."

Who is a "highly compensated employee?"

It's a person who at any time during the current or preceding year, was a 5% owner of the sponsoring employer, or was paid more than $100,000,* or ranked in the top 20% of employees by pay during the preceding year, and received more than $66,000,* or was paid more than $60,000* as an officer of the business or was the highest-ranking officer if no employee was paid more than $60,000.*

What is the contribution limit for a highly compensated employee?

It's the lesser of $9,240* (in 1995) or 125% of the average contribution by employees not in the highly compensated group, including those who didn't contribute anything. Employers should make any adjustments necessary by asking highly compensated employees to revise their salary reduction agreements to reduce contributions through salary deferrals. The amount that may be deferred by highly compensated employees may be limited by the compensation of, and amounts deferred by, their families. Note to Employers: The worksheet in the center of this book will help you determine maximum allowable contributions by highly compensated employees.

What if contributions by and/or for an employee exceed the limits?

If contributions exceeded the $9,240* (in 1995) individual limitation, the excess is taxed as ordinary income. In addition, if the excess and earnings are not distributed by April 15 of the following year, the amounts will again be subject to ordinary income tax and a 10% premature distribution penalty, when applicable.

If a highly compensated individual contributes more than the average deferral percentage, the participant is taxed on the excess. If the amount remains in the account more than 2-1/2 months after the close of the following plan year, a 10% penalty tax is imposed on the employer.

There are other compelling reasons for employers to guard against making or allowing excess contributions:

-They must withhold against those amounts for tax purposes.

-The plan may lose its tax-deferred status if excess contributions are not returned within the plan year following the year of deferral.

Are SARSEP contributions subject to Social Security taxes?

Yes.  SARSEP contributions must be reported on the W-2.

*This figure may be adjusted periodically based on the Cost of Living index.

Withdrawals and Transfers

When is a SEP participant vested?

Immediately.  All assets in the account belong to the employee at all times.

How are withdrawals taxed?

Withdrawals are subject to ordinary income taxes. There is no special income averaging or capital gains treatment for SEP distributions. Additionally, withdrawals made before age 59-1/2 are subject to a 10% "premature withdrawal" penalty unless the employee dies, is disabled, or makes withdrawals in substantially equal amounts over his or her life expectancy. Special rules apply when making withdrawals on and after age 70-1/2. Refer to the Disclosure Statement on page 17 of this booklet for further information regarding minimum required distributions.

Can an employee move funds from a SEP to a regular IRA?

Yes. There are no limits on the number of direct transfers of money from one trustee/custodian to another, as long as the employee never actually takes possession of the funds.

If the employee does actually receive money from a SEP, he or she must invest it in another IRA within 60 days to avoid ordinary income taxes and a 10% penalty tax. Only one such "rollover" is allowed in any twelve month period.

Who may withdraw money from SEPs?

Only employee-participants (or their beneficiaries, if applicable) may take money out of SEPs. The employer may require that the employee withdraw excess salary deferrals.

What happens if a participant dies?

The assets in the account go to his or her beneficiary under the terms of the SEP-IRA.

Disclosure

What information must employers give employees?

The employer must provide each employee with a copy of the SEP Plan and SEP/SARSEP Adoption Agreement, these Commonly Asked Questions, and the IRA Agreement (IRS Form 5305-A) and Disclosure Statement. Whenever a plan is amended, employers must provide each employee with a copy of the amendment within 30 days. Additionally, each plan participant must receive an annual account statement no later than January 31 of the following year or within 30 days of the last contribution.

Where can an employee obtain additional information about the Colonial SEP or SARSEP plan?

Unless another person has been designated in writing, the employee should contact the person whose name appears in Item 5 of the SEP/SARSEP Adoption Agreement. See IRS Publication 590 -- "Individual Retirement Arrangements
(IRAs)" -- for a more complete explanation of disclosure requirements.

What reports can an employer receive from Colonial to simplify SEP administration?

Using the Plan Report Request section of the SEP/SARSEP Adoption Agreement, an employer may request a List Bill, Consolidated Participant Statement, Consolidated Fund Summary and/or Transaction Confirmation. The SEP/SARSEP Adoption Agreement explains the content and use of each of these reports.

Where can I get more information about Colonial's funds?

For more complete information about any of the Colonial funds, including charges and expenses, you may obtain a prospectus from our Literature Department by calling 1-800-248-2828, or by writing to:

Colonial Investment Services, Inc.,
One Financial Center, Boston, Massachusetts 02111-2621

Please read the prospectus carefully before you invest or send money.

Colonial Simplified Employee Pension Plan Agreement
Terms and Conditions

Article 1 --  Introduction

The employer, by executing the related Adoption Agreement, has established a Simplified Employee Pension Plan intended to be in accordance with Code Section 408(k). This Plan is sponsored by Colonial Investment Services, Inc., One Financial Center, Boston, MA 02111-2621, 1-800-225-2365, and is to be used with a Colonial Individual Retirement Account.

Article 2 -- Definitions

As used in this Plan and the Adoption Agreement, the following terms shall have the meaning hereinafter set forth, unless a different meaning is plainly required by the context:

2.1 "Account" means a Colonial Individual Retirement Account which meets the requirements of Code Section 408(a) and is established by an IRS model IRA custodial agreement or an IRS-approved prototype IRA agreement.

2.2 "Adoption Agreement" means the accompanying instrument executed by the Employer which establishes a definite, written allocation formula and participation 2.3 requirements and whereby the Plan is adopted.

2.3  "Code" means the Internal Revenue Code of 1986, as amended.

2.4 "Collective Bargaining Employees" means employees who are members of a union with which the Employer has a collective bargaining agreement which was preceded by good faith bargaining over retirement benefits.

2.5 "Compensation" means, for the purposes of the $300 limit of Code Section 408(k)(2)(C), Code Section 414(q)(7) compensation; for all other purposes, Compensation shall mean all of a participant's information required to be reported under Code Sections 6041 and 6051 (Wages, Tips and Other Compensation Box on Form W-2). Compensation is defined as wages in Code
     Section 3401(a) and all other payments of compensation to an employee by the employer (in the course of the Employer's trade or business) for which the employer is required to furnish the employee a written statement under Code Sections 6041(d) and 6051(a)(3) . Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). For any self-employed individual covered under the Plan, compensation will mean earned income. Compensation shall include only that compensation which is actually paid or made available to the participant during the year. Compensation shall include any amount which is contributed by the employer pursuant to a salary reduction agreement and which is not includible in the gross income of the employee under Code Sections 125, 401(a)(8), 402(h) or 403(b). The annual compensation of each participant taken into account under the Plan for any year shall not exceed $150,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under Code
     Section 401(a) (17) (B). If a plan determines compensation on a period of time that contains fewer than 12 calendar months, then the annual compensation limit is an amount equal to the annual compensation limit for the calendar year in which the compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by 12.

2.6 "Deferred Percentage" means the ratio (expressed as a percentage) of the sum of the Elective Deferrals under the Plan on behalf of an Employee for the Plan Year to the 2.7 Employee's Compensation (as defined in Code
     Section 414(a)) for the year.

2.7  "Employee" means any individual who is employed by the Employer.

2.8  "Employer" means the business named on the Adoption Agreement.

2.9 "Employer Contributions" means contributions made by the Employer which are not Elective Deferrals.

2.10 "Elective Deferrals" means contributions made during the Plan Year by the Employer, at the election of the Participant, in lieu of cash compensation and shall include contributions made pursuant to a salary reduction agreement.

2.11 "Family Member" means an individual who is related to a highly compensated employee as a spouse, or as a lineal ascendant (such as a parent or grandparent) or a descendant (such as a child or grandchild) or spouse of either of those, in accordance with Code Section 414(q) and the regulations thereunder.

2.12 "Highly Compensated Individual" means an individual described in Code
     Section 414(q) who, during the current or preceding year: (a) Was a 5% owner as defined in Code Section 416(i)(l)(B)(i); (b) Received compensation in excess of $50,000, as adjusted pursuant to Code Section 415(d), and was in the top-paid group (the top 20% of employees, by compensation); (c) Received compensation in excess of $75,000, as adjusted pursuant to Code
     Section 415(d); or (d) Was an officer and received compensation in excess of 50% of the dollar limit under Code Section 415 for defined benefit plans.

2.13 "IRA Application" means the form with which an Account is established.

2.14 "Integration Level" means the taxable wage base or such lesser amount elected by the Employer in the Adoption Agreement. The taxable wage base is the contribution and benefit base in effect under section 230 of the Social Security Act at the beginning of the Plan Year.

2.15 "Key Employee" means any employee or former employee who at any time during the Plan Year is:

     (a) an officer of the Employer if such individual's annual Compensation exceeds 150 percent of the dollar limitation under Code Section 415(c)(1)(A) or,

     (b) an owner (or considered an owner under Code Section 318) of one of the ten largest interests in the Employer if such individual's Compensation exceeds 100 percent of the dollar limitation under Code Section 415(c)(1)(A), or

     (c) a 5 percent owner of the Employer, or

     (d) a 1 percent owner of the Employer who has an annual compensation of more than $150,000. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the regulations thereunder.

2.16 "Non-Key Employee" means any Employee who is not a Key Employee.

2.17 "Non-Highly Compensated Employee" means an Employee of the Employer who is neither a Highly Compensated Employee nor a Family Member.

2.18 "Nonresident Alien" means an Employee who is a nonresident alien and receives no earned income from the Employer which constitutes income from sources within the United States.

2.19 "Owner-Employee" means an individual who owns more than 10% of either the capital interest or profits interest of the Employer which is an unincorporated business.

2.20 "Participant" means an Employee who meets the eligibility requirements specified in the Adoption Agreement.

2.21 "Participant Salary Reduction Agreement" means the form executed by the Employer and Participant whereby the Participant makes elective deferrals as provided under section 3.3 of the Plan.

2.22 "Plan" means the Simplified Employee Pension Plan of the Employer as established in accordance with the Adoption Agreement and which meets the requirements of Code Section 408(k).

2.23 "Plan Year" means the calendar year ending each December 31, or, at the election of the Employer, the Employer's fiscal year. The initial Plan Year shall commence on the effective date of the Plan as set forth in the Adoption Agreement.

2.24 "SARSEP" means a Plan wherein the Employer permits Employees to make elective deferrals as provided in Section 3.3.

2.25 "SEP" means a Plan which provides for Employer Contributions and may include a SARSEP.

2.26 "Service" means employment with the Employer as an Employee. For purposes of determining whether an Employer satisfies the service requirements set forth in the Adoption Agreement, service with any other business, whether or not incorporated, which is under common control with the Employer, within the meaning of Code Section 414(b) or (c) or service with any organization which is a member of an affiliated service group within the meaning of Code Section 414(m) or service by a leased employee who is not an employee of the Employer but is required to be treated as an employee of the Employer under Code Section 414(n), shall be treated as service with the Employer.

2.27 "Taxable Wage Base" means the contribution and benefits base in effect at the beginning of the Plan Year under Section 230 of the Social Security Act.

Article 3 -- Contributions and Allocations

3.1  Establishment of Account

When a Participant first becomes eligible for contributions, the Employer shall arrange for the Participant to establish an Account. The establishment of an Account shall be made at or prior to the time a contribution is made by the Employer. The Employer may execute any necessary documents on behalf of an employee who is entitled to an Employer contribution if the Employee is unable or unwilling to execute such documents or the Employer is unable to locate the Employee. Contributions shall be made directly to the trustee or custodian so specified by the Account.

3.2  Employer Contribution

For each Plan Year, the Employer shall contribute to the Account for each Participant the amount determined in accordance with these terms and conditions and the terms set forth in the Adoption Agreement; provided, however, that Owner-Employees must elect to receive an Employer Contribution.

(a) Non-integrated Plan - Amounts shall be allocated to each Participant based upon the proportionate share of the Employer Contribution that the Compensation paid to such Participant during the Plan Year bears to the total Compensation paid to all Participants.

(b) Integrated Plan

(1) If a minimum allocation is required by Article 5, Employer contributions for the Plan Year shall be allocated to Participants' Accounts as follows:

Step One: Contributions shall be allocated to each Participant's Account in the ratio that each Participant's total Compensation bears to all Participants' total Compensation, but not in excess of 3% of each Participant's Compensation.

Step Two: Any contributions remaining after the allocation in Step One shall be allocated to each Participant's Account in the ratio that each Participant's Compensation for the Plan Year in excess of the Integration Level bears to the Excess Compensation of all Participants, but not in excess of 3%.

Step Three: Any contributions remaining after the allocation in Step Two shall be allocated to each Participant's Account in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' total Compensation and Compensation in excess of the Integration Level, but not in excess of the maximum disparity rate.

Step Four: Any remaining Employer contributions shall be allocated to each Participant's Account in the ratio that each Participant's total Compensation for the Plan Year bears to all Participants' total Compensation for that year.

(2) If no minimum allocation is required by Article 5, Employer contributions for the Plan Year shall be allocated to Participants' Accounts as follows:

Step One: Contributions shall be allocated to each Participant's Account in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the Integration Level bears to the sum of all Participants' total Compensation and Compensation in excess of the Integration Level, but not in excess of the maximum disparity rate plus three percent.

Step Two: Any remaining Employer contributions will be allocated to each Participant's Account in the ratio that each Participant's total Compensation for the Plan Year bears to all Participants' total Compensation for that year.

(3) The maximum disparity rate is equal to the lesser of:

(a) 2.7%

(b) the applicable percentage determined in accordance with the table at the top of page 11:

If the Integration Level:  is more than    but not more than   the applicable
                                                               percentage is
                           $0              X*                  2.7%
                           X*              80% of              1.3%
                                           Taxable Wage Base
                           80% of          Y**                 2.4%
                           Taxable
                           Wage Base

 *X = the greater of $10,000 or 20% of the Taxable Wage Base.

**Y = any amount more than 80% of the Taxable Wage Base but less than 100% of the

Taxable Wage Base. If the Integration Level used is equal to the Taxable Wage Base, the applicable percentage is 2.7%.

3.3 Elective Deferrals

(a) In the Employer's discretion, each Participant may elect for any year to have the Employer make a contribution under this Plan for that Participant in lieu of cash payments, provided:

(1) the Employer did not have more than 25 Employees at any time during the preceding year;

(2) elections are in effect for a least 50 percent of the Participants for that year;

(3) the Deferral Percentage for each Highly Compensated Employee is not more than the product of 1.25 times the average of the Deferral Percentages for all Non-Highly Compensated Employees. For purposes of determining the Deferral Percentage of a Participant who is a Highly Compensated Employee, and who is either a 5% owner or one of the 10 most highly paid employees, the Elective Deferrals and Compensation shall include the Elective Deferrals and Compensation of Family Members, and such Family Members shall be disregarded in determining the Deferral Percentage for Participants who are Non-Highly Compensated Employees. Family members include spouse, ascendants, descendants and spouses of ascendants and descendants. The determination and treatment of the Elective Deferrals and Deferral Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury;

(4) such contribution shall not exceed $7,000 for the calendar year (or such other amount as determined by the Secretary of the Treasury pursuant to Code Section 402);

(5)  The Employer does not have any leased employees within the meaning of Code
     Section 414 (n) (2); and

(6) the Employer is not a State or local government or political subdivision thereof, or an agency or instrumentality thereof, or a tax exempt organization.

(b) (1) If the 50% requirement of Section 3.3(a)(2) is not satisfied as of the end of any Plan Year, all the Elective Deferrals made by Participants for that Plan Year shall be considered "disallowed deferrals", i.e., IRA contributions that are not SEP-IRA contributions. The Employer shall notify each affected Participant, within 1-1/2 months after the end of the Plan Year to which the disallowed deferrals relate, that the deferrals are no longer considered SEP-IRA contributions. Such notification shall specify the amount of the disallowed deferrals and the calendar year of the employee in which they are includible in income and must provide an explanation of applicable penalties if the disallowed deferrals are not withdrawn in a timely fashion.

(2) The notice to each affected Participant must state specifically:

(A) The amount of the disallowed deferrals;

(B) That the disallowed deferrals are includible in the Participant's gross income for the calendar year or years in which the amounts deferred would have been received by the Participant in cash had he not made an election to defer and that the income allocable to such disallowed deferrals is includible in the year withdrawn from the IRA; and

(C) That the Participant must withdraw the disallowed deferrals (and allocable income) from the SEP-IRA by April 15 following the calendar year of notification by the Employer. Those disallowed deferrals not withdrawn by April 15 following the year or notification will be subject to the IRA contribution limitations of Code Sections 219 and 408 and thus may be considered an excess contribution under Code Section 4973. If income allocable to a disallowed deferral is not withdrawn by April 15 following the year of notification by the employer, the income may be subject to the ten percent tax on early distributions under Code Section 72(t) when withdrawn. Disallowed deferrals shall be reported in the same manner as are excess SEP contributions.

(c) The arrangement provided by Section 3.3 is intended to qualify as a Salary Reduction Simplify Employee Pension (SAR-SEP) under Code Section 401(k)(6) and the regulations thereunder. No Elective Deferrals may be based on compensation an Employee could have received before execution of the Adoption Agreement by the Employer and of the Participant Salary Reduction Agreement by the Employee.

3.4 Individual Retirement Account

Contributions In the discretion of Colonial Investment Services, Inc., a Participant may voluntarily contribute an amount which does not exceed the maximum dollar amount specified as a deduction under Code Section 219(b)(1).

Article 4 -- Limitations on Contributions

4.1 Contributions with respect to any Employee for any year shall be treated as distributed or made available to such Employee and as contributions made by the Employee to the extent such contributions exceed the lesser of (i) 15% of Compensation (less SEP-IRA contributions), or (ii) the limitation under Code
Section 402(g). The deferral limit is 15% of Compensation (less SEP-IRA contributions). Compute this amount using the following formula: Compensation (before subtracting SEP-IRA contributions) x 13.0435%. If these limits are exceeded on behalf of any Employee for any Plan Year, that Employee's Elective Deferrals for the Plan Year must be reduced to the extent of the excess.

4.2 (a) Amounts in excess of the Deferral Percentage limitation will be deemed excess SEP contributions on behalf of the affected Highly Compensated Employee. The Employer shall notify each affected Highly Compensated Employee, within 2-1/2 months following the end of the Plan Year to which the excess SEP contributions relate, of any excess SEP contributions to the Highly Compensated Employee's SEP-IRA for the applicable year. Such notification shall specify the amount of the excess SEP contributions and the calendar year in which the contributions are includible in income and must provide an explanation of applicable penalties if the excess contributions are not withdrawn in a timely fashion.

(b) Excess SEP contributions are includible in the Participant's gross income on the earliest dates any Elective Deferrals made on behalf of the Participant during the Plan Year would have been received by the Participant had he originally elected to receive the amounts in cash. However, if the excess SEP contributions (not including allocable income) total less than $100, then the excess contributions are includible in the employee's gross income in the year of withdrawal from the IRA.

(c) If the Employer fails to notify any of the affected Participants within 2-1/2 months following the end of the Plan Year of an excess SEP contribution, the Employer must pay a tax equal to 10% of the excess SEP contribution. If the Employer fails to notify Participants by the end of the Plan Year following the Plan Year in which the excess SEP contributions arose, the SEP no longer will be considered to meet the requirements of Code Section 408(k)(6). If the SEP no longer meets the requirements of Code Section 408(k)(6), then any contribution to a Participant's Account will be subject to the IRA contribution limitations of Code Sections 219 and 408 and thus may be considered an excess contribution to the Participant's Account.

(d) The notification to each affected employee of the excess SEP contributions must specifically state in a manner calculated to be understood by the average
Participant:

(1) The amount of the excess SEP contributions attributable to that Participant's elective deferrals;

(2) The calendar year in which the excess SEP contributions are includible in gross income; and

(3) That the Participant must withdraw the excess SEP contributions (and allocable income) from the Account by April 15 following the year of notification by the Employer. Those excess contributions not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of Code Sections 219 and 408 for the preceding calendar year and thus may be considered an excess contribution to the employee's IRA. Such excess contributions may be subject to the six percent tax on excess contributions under Code Section 4983. If income allocable to an excess SEP contribution is not withdrawn by April 15 following the year of notification by the employer, the income may be subject to the ten percent tax on early distributions under Code Section 72(t) when withdrawn.

Article 5 -- Minimum Allocation

5.1 Minimum Allocation

Except as provided in Section 5.2, the Employer Contribution for any Top Heavy Year on behalf of any Participant who is a Non-Key Employee shall not be less than the lesser of three percent (3%) of the Participant's Compensation or the largest percentage of Compensation contributed on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution. If the Employer maintains any qualified defined benefit plan in addition to this Plan, the minimum allocation is five percent (5%) of Compensation, instead of three percent (3%).

5.2 Exceptions The Minimum

Allocation shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year or to any Participant who received the minimum allocation under the terms of another plan maintained by the Employer and so specified in the Adoption Agreement.

5.3 Top-Heavy Year

Any Plan Year is a Top-Heavy Year if any of the following conditions exist:

(a) If the top-heavy ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any required aggregation group or permissive aggregation group of plans.

(b) If this Plan is a part of a required aggregation group of Plans but not part of a permissive aggregation group and the top-heavy ratio for the group of plans exceeds sixty percent (60%).

(c) If this Plan is a part of a required aggregation group and part of a permissive aggregation group of plans and the top-heavy ratio for the permissive aggregation group exceeds sixty percent (60%).

5.4 Top-Heavy Ratio

(a) If the Employer maintains one or more defined contribution plans (including this Plan) and the Employer has not maintained any defined benefit plan which during the five-year period ending on the determination date has had accrued benefits, the top-heavy ratio for this Plan alone or for the required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the determination date (including any part of any account balances distributed in the five-year period ending on the determination date) and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the five-year period ending on the determination date), both computed in accordance with Code Section 416 and the regulations thereunder. Both the numerator and denominator of the top-heavy ratio are increased to reflect any contribution not actually made as of the determination date, but which is required to be taken into account on that date under Code Section 416 and the regulations thereunder.

(b) If the Employer maintains one or more defined contribution plans (including this Plan) and the employer maintains or has maintained one or more defined benefit plans which during the five-year period ending on the determination date has had any accrued benefits, the top-heavy ratio for any required or permissive aggregation group, as appropriate, is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with (a) above and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the determination date, and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with (a) above and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the determination date, all determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the top-heavy ratio are increased for any distribution of an accrued benefit made in the five-year period ending on the determination date.

(c) For purposes of (a) and (b) above, the value of account balances and the present value of accrued benefits will be determined as of the determination date. The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one hour of service with any employer maintaining the plan at any time during the five-year period ending on the determination date will be disregarded. The calculation of the top-heavy ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Code Section 416 and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the top-heavy ratio. The accrued benefit of a Non-Key Employee shall be determined under (1) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or (2) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).

5.5 Additional Top-Heavy Definitions

(a) Permissive aggregation group: The required aggregation group of plans plus any other plan or plans of the Employer which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

(b) Required aggregation group: (1) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and (2) any other qualified plan of the Employer which enables a plan described in (1) to meet the requirements of Code Sections 401(a)(4) or 410.

(c) Determination date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that Plan Year.

(d) Present value: Present value shall be based on the mortality table and the interest rate specified in the Adoption Agreement.

Article 6 -- Payment of Benefits and Withdrawals

All requests for Plan benefits and all other forms of withdrawal of Plan assets shall be made by the Participant or Beneficiary in accordance with the terms of the Participant's Account. The Employer shall notify each Employee who makes Elective Deferrals for a Plan Year that, notwithstanding the prohibition of withdrawal restrictions contained in the Plan, any amount attributable on such Elective Deferrals which is withdrawn or transferred before the earlier of 2-1/2 months after the end of the particular Plan Year and the date the Employer notifies its Employees that the Deferral Percentage test has been calculated, will be includible in income for purposes of Code Sections 72(t) and 408(d)(1).

Article 7 -- Miscellaneous

(a) Except for duties specifically delegated in accordance with the terms of any Account, the Plan shall be administered by the Employer. The Employer may delegate its Plan responsibilities to other qualified parties which receive and accept in writing such designated duties.

(b) An Employer who has ever maintained a defined benefit plan which is now terminated may not adopt the Plan. If, subsequent to adopting the Plan, any defined benefit plan of the Employer terminates, the Employer will no longer maintain the Plan and will be considered to have an individually designed plan.

(c) The Employer reserves the right to change the Plan by amending the Adoption Agreement and may terminate the Plan at any time. Colonial Investment Services, Inc. may also amend the Plan. All amendments shall be communicated to Participants. At no time shall it be possible for any part of the assets of the Plan or the Accounts to revert to the Employer or to be used for or diverted to purposes other than the exclusive benefit of the Participants and their beneficiaries.

(d) Neither the establishment of this Plan nor any modification thereof nor contribution thereto shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, except as herein provided; and in no event shall terms of employment of any Employee be modified or in any way be affected hereby.

(e) Where the context so requires, the masculine shall include the feminine and the singular, the plural.

(f) Contributions to the Plan are deductible by the Employer for the taxable year with or within which the Plan Year ends. Contributions made for a particular taxable year and contributed by the due date of the Employer's income tax return, including extensions, are deemed made in that taxable year.

Form 5305-A Colonial Individual Retirement Account Agreement
(Under Section 408(a) of the Internal Revenue Code)
(Rev. Oct. 1992)
Department of the Treasury                                      Do Not File with
Internal Revenue Service                                Internal Revenue Service

This Agreement is by and between the Depositor whose name and signature appear on the application (Depositor) and The First National Bank of Boston (Custodian) having its principal place of business at Boston, Massachusetts.

The Depositor hereby establishes a custodial account qualified (under section 408(a) of the Internal Revenue Code as an Individual Retirement Account) to provide for their retirement and for the support of their beneficiaries after death.

The Custodian named herein has given to the Depositor a Disclosure Statement as required under Regulations section 1.408-6.

The Depositor and the Custodian make the following Agreement.

Article I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993 include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section
408(k).

Article II

The Depositor's interest in the balance in the custodial account is nonforfeitable.

Article III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

Article IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposal Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be or begin to be distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70-1/2). By t

(a) A single sum payment.

(b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

(c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

(d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

(e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

(b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

(i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

(ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70-1/2.

(c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

(d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70-1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

Article V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

Article VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

Article VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

Article VIII

1. Depositor appoints The First National Bank of Boston or any successor thereto as Custodian of this custodial account. After deduction of all appropriate fees and charges, the balance of Depositor's contributions shall be invested as herein provided.

2. Depositor directs the Custodian to invest the custodial account in shares of mutual funds distributed by Colonial Investment Services, Inc. (the "Sponsor"), or investments otherwise authorized by the Sponsor for use under this Agreement. All contributions shall be in cash or in shares of mutual funds or other investments authorized for use under this Agreement.

3. Custodian shall have no investment responsibility or discretion with respect to this custodial account. Custodian may vote in any manner it deems fit any fund shares with respect to which it has not timely received any written directions from Depositor.

4. This document constitutes the entire agreement between Depositor and Custodian and no representative of the Sponsor, any Colonial Mutual Fund or any broker-dealer shall be deemed to be a representative of or acting on behalf of Custodian, nor shall any representative have any authority to make representations or to bind Custodian beyond the terms of this document.

5. Depositor shall have the right, only by written notice in a form acceptable to the Custodian, to designate or to change a beneficiary to receive any benefit to which the

Depositor may be entitled in the event of his death prior to the complete distribution of the Account. The Custodian may rely upon the last written designation received at the Custodian's office which shall supersede all prior designations. Unless specifically designated otherwise by the Depositor in a form acceptable to the Custodian, death benefits shall be distributed equally among all surviving primary beneficiaries or all surviving contingent beneficiaries (should all primary beneficiaries predecease the Depositor). If no beneficiary designation is in effect upon the Depositor's death, or if the Custodian receives satisfactory proof that all such named beneficiaries have predeceased the Depositor, then the Account shall be distributed to the Depositor's estate.

6. Neither Custodian, sponsor nor any Colonial Mutual Fund assumes any responsibility to make any distribution unless and until Depositor specifies in a form acceptable to the Custodian the occasion for such distribution, and the manner of distribution. Custodian and Sponsor shall not be responsible to make distributions in accordance with Article IV following the Depositor's attainment of age 70-1/2 other than upon Depositor's express instructions. Neither Custodian nor Sponsor assume any responsibility for the tax treatment of any distribution from the custodial account; such responsibility accrues solely to Depositor or beneficiary. Distributions shall not be made as described in subsection (b) or (c) of section 3 of Article IV, but only as provided in subsections (a), (d), and (e) of Article IV.

7. This Colonial IRA Agreement shall terminate upon the complete distribution of the custodial account to Depositor or his beneficiaries, to successor individual retirement accounts or annuities, or when no assets otherwise remain in the custodial account and the Custodian shall be relieved from all further liability with respect to the custodial account.

8. Depositor assumes full and sole responsibility for making sure that contributions (including rollovers) are qualified for contribution to the custodial account and that the sum of contributions during a taxable year do not exceed those limits or violate those rules for tax-deductibility specified in the Internal Revenue Code. If Depositor does contribute an amount greater than that which may be claimed as a deduction, Depositor shall be entitled to withdraw such excess, together with any earnings thereon, at any time prior to the day prescribed by law (including extensions) for filing the Depositor's Federal income tax return for such year. Depositor shall certify in writing the full amount of the required withdrawal including earnings thereon, or the number of shares, to be withdrawn and shall specify this amount should be distributed to Depositor, or redesignated as the contribution for the succeeding taxable year.

9. Sponsor may remove Custodian and appoint a successor custodian upon written notice to Custodian and Depositor or any current beneficiary. Custodian may resign upon written notice to Depositor or any current beneficiary. Upon its resignation, Custodian may, but shall not be required to, appoint a successor custodian. If a resigning Custodian does not appoint a successor custodian and if no successor custodian is appointed, this Agreement shall be terminated and all assets held in the custodial account distributed to Depositor or current beneficiary. Any successor custodian appointed hereunder shall satisfy the requirements of Section 408(a)2 of the Code. Upon any such successor's acceptance of appointment, Custodian shall transfer the assets of the custodial account together with copies of relevant books and records to such successor custodian; provided, however, that Custodian is authorized to reserve such sum of money or property as it may deem advisable for payment of any liabilities constituting a charge on or against the assets of the custodial account or of Custodian and where necessary may liquidate such assets. Custodian shall not be liable for the acts or omissions of any successor custodian. 10. Custodian shall be entitled to compensation for its services hereunder in accordance with its custodial account fees as may be published and amended from time to time. Custodian shall also be entitled to reasonable compensation for any extraordinary services rendered and to be reimbursed for any administrative expenses incurred in the performance of its duties hereunder including fees for legal services. All such fees and expenses of Custodian may be charged against the custodial account in such manner as the Custodian may determine, or at the Custodian's option, may be paid directly by the Depositor. Custodian may pay from the custodial account any other costs, fees or expenses associated with the maintenance or management of the custodial account on the written authorization of Depositor. Custodian may employ agents and may subcontract in fulfilling its obligations hereunder.

11. Sponsor may amend this Agreement as Sponsor determines in its discretion is necessary or desirable, provided, however, that no such amendment may be made which increases the duties of the Custodian without Custodian's consent.

12. This Colonial IRA Agreement shall be construed under the laws of Commonwealth of Massachusetts, or if different, the state of the domicile of Custodian, and shall become effective upon the date accepted by Custodian as specified in the confirmation statement sent Depositor by the Sponsor as agent for Custodian.

13. Acceptance of this Colonial IRA agreement by the Depositor is indicated by the Depositor's signature in the related application.

14. Sponsor and Custodian may rely upon statements made by Depositor and beneficiary. Depositor and beneficiary shall indemnify Sponsor and Custodian against any loss or liability which may arise from this Agreement, except which arises from the Custodian's negligence or willful misconduct.

Disclosure Statement

Introduction

The following information is being provided in accordance with the requirements of the Internal Revenue Service and is based on the law as in effect on January 1, 1993, for the tax year 1992 and later. This disclosure statement should be read together with the Colonial IRA application and the prospectus which you have already received from your registered representative.

Revocation

You may revoke this account at any time within seven calendar days after it is established by mailing or delivering a written request for revocation to:
Colonial Investors Service Center, Agent, P.O. Box 1722, Boston MA 02105-1722.

Mailed notice will be considered given on the date postmarked (or on the date certified or registered if mailed by this method). Upon proper written notification, you will receive a full refund of your initial contribution, including sales commissions and/or administrative fees. If you have any questions, please call 1-800-345-6611.

Eligibility

You are eligible to set up an IRA if you are younger than age 70-1/2 and if, at any time during the year, you are an employee or are self-employed and receive compensation or earned income that is includible in your gross income. Additionally, regardless of your age, you may transfer funds from another IRA or certain qualified plan distributions to a "Rollover" IRA described below. Additionally, regardless of your age, you may contribute to a spousal IRA described below until your spouse reaches age 70-1/2.

Limit on Annual Contributions

(a) You can make annual contributions to an individual IRA of up to $2,000 or 100% of your compensation or earned income, whichever is less.

(b) If you and your spouse both work and have compensation that is includible in your gross income, each of you can annually contribute to your own IRA up to the lesser of $2,000 or 100% of compensation or earned income.

(c) If your spouse earns no income, or earns $250 or less and elects to be treated as earning no income, you can establish a separate "spousal IRA" if you file a joint Federal tax return. The aggregate annual amount contributed to both IRAs each year cannot exceed the lesser of $2,250 or 100% of your earned income or compensation. This amount is divided between the two accounts as you direct, but not more than $2,000 may be contributed to either account in any year.

(d) If you are a divorced spouse, all taxable alimony received by you under a decree of divorce or separate maintenance will be treated as compensation for purposes of the IRA contribution limit and the rules for annual contributions of up to the lesser of $2,000 or 100% of compensation or earned income (including taxable alimony).

Deductibility of Contributions

(a) You may deduct the full amount of your IRA contribution up to the annual maximum limit if you are not an "active participant" in an employer-sponsored retirement plan (including qualified plans, Simplified Employee Pension plans, tax-sheltered annuity plans, and certain governmental plans) for any part of such year. If you are married and you and your spouse file a joint return, you will be deemed to be an active participant in an employer-sponsored retirement plan if either you or your spouse is an active participant in such a plan.

In addition, even if you are an active participant in such a plan, you may deduct the full amount of your IRA contribution up to the annual maximum limit if you have modified adjusted gross income equal to or below a specified level, or if you are married and file a separate Federal tax return, the amount of your IRA contribution which is between $25,000 and $35,000 if you are a single taxpayer and modified adjusted gross income of $10,000 and under if you are a married taxpayer who files a separate return. If you are married and you and your spouse file a joint return, if either you or your spouse is an active participant in an employer-sponsored retirement plan, the amount of your IRA contribution which is deductible will be phased out on the basis of your combined modified adjusted gross income between $40,000 and $50,000. For this purpose, a husband and wife who file separate tax returns for any year and live apart at all times during the year are not considered to be married.

In general, the IRA deduction is phased out at a rate of $200 per $1,000 of modified adjusted gross income in excess of the phase out amount ($25,000 for single taxpayers, $40,000 for married taxpayers who file joint returns and $0 for married taxpayers who file separate returns). However, if you contribute to a spousal IRA, your IRA deduction is phased out at a rate of $225 per $1,000 of modified adjusted gross income in excess of $40,000.

When calculating your reduced IRA deduction limit, you always round up to the next highest $10. Therefore, your deduction limit is always a multiple of $10. In addition, if your modified adjusted gross income is within the phase-out range and your reduced deduction limit is more than $0 but less than $200, you are permitted to deduct up to $200 of your IRA contributions.

If your modified adjusted gross income exceeds the applicable level specified above and you are an active participant in an employer-sponsored retirement plan (or your spouse is an active participant in such a plan if you file a joint return), then you may not deduct any portion of your IRA contribution. In general, you are an active participant in a plan for a year during which you accrue any additional benefit under the plan, whether due to employer contribution, your contribution or forfeiture from other participants. Your Form W-2 for the year should indicate your participation status. You should consult your own tax or financial adviser if you should have any further questions.

(b) Even if you will not be able to deduct the full amount of your IRA contribution under the rules described above, you can still contribute up to your annual maximum amount with all or part of the contribution being a non-tax-deductible contribution. Of course, the combined total of deductible and non-deductible contributions must not exceed your annual maximum contribution limit amount. Any earnings on all your IRA contributions (deductible and nondeductible) accumulate tax-free until you withdraw them.

Annual Contributions

Contributions to your IRA for a tax year must be made in cash on or before the due date (not including extensions) for your Federal income tax return for that tax year (April 15 for most individuals). If you intend to report contributions made between January 1 and April 15 as contributions for your prior tax year, you should notify Colonial Mutual Funds or the Custodian in writing that such contributions have been made on account of such prior tax year. Otherwise, the Custodian will assume the payment is for the current tax year.

Excess Contributions

If you contribute to your IRA more than the maximum limit allowed any year, the excess contribution could be subject to a 6% nondeductible excise tax. The excess is taxed in the year the excess contribution is made and each year that the excess remains in your IRA at the end of the year.

If, by accident, you should contribute more than the maximum limit allowed, you can eliminate the excess contribution as follows:

(a) You can avoid the 6% excise tax by withdrawing the excess contribution and the net earnings attributable to it before the due date for filing your Federal income tax return for the year the excess occurred. Upon removing an excess contribution in this manner, the net earnings attributable to it are includible in your income for the tax year in which the excess contribution was made, and you may also have to pay an additional 10% premature distribution tax on the amount of such net earnings. However, the excess contribution itself will not be included in your taxable income and will not be subject to the 10% premature distribution tax.

(b) If you elect not to withdraw an excess contribution, you can eliminate the excess by contributing less than the maximum amount allowed to your IRA in a later year. This is known as a "make-up" contribution and is allowed only to the extent that you have under-contributed in the later year. Further, to the extent that you have not contributed your full deductible amount for that later year, the amount of the excess so eliminated may be deductible as a "make-up" deduction. The 6% excise tax will, however, be imposed in the year you make the excess contribution and each subsequent year until eliminated.

(c) If you do not withdraw an excess contribution on or before the due date for filing your Federal income tax return and your contribution did not exceed $2,250, you can withdraw the excess at any time as long as you have not deducted it on your Federal tax return. The amount of the excess which you withdraw will not be included in your gross income and will not be subject to regular Federal income tax. However, the 6% excise tax will be imposed for the year in which you make the excess contribution and each subsequent year, until the year of withdrawal.

(d) If you do not withdraw an excess contribution on or before the due date for filing your Federal income tax return and your contribution exceeded $2,250, you must include in your gross income any excess amount which you withdraw even if you have not deducted it on your Federal income tax return. You may also have to pay a 10% premature distribution tax on the amount you withdraw. Additionally, the 6% excise tax will be imposed for the year in which you make the excess contribution and each subsequent year, until the year of withdrawal.

Rollovers

(a) If you receive a distribution from a qualified retirement plan and the distribution is not a required minimum distribution and not one of a series of distributions made for life, life expectancy or 10 or more years, you may establish a "Rollover" IRA and place the portion of the distribution on which you wish to defer tax into the "Rollover" IRA within 60 days after receiving the distribution from the qualified retirement plan. Your own non-deductible contributions to the qualified retirement plan cannot be included in the rollover.

Although the law permits you to contribute property to your "Rollover" IRA, the Custodian will not accept any contribution which is not in the form of cash. Therefore, if you should receive property other than cash in a distribution from a qualified plan, you should sell part or all of the property and contribute the sales proceeds to your "Rollover" IRA.

If the distribution comes directly from the qualified plan, it will not be subject to mandatory tax withholding; but if it comes through you, 20% of the distribution will be withheld.

Please note: (i) the IRA you set up to receive "rollover" amounts should be separate from an IRA you set up to receive annual contributions; (ii) rollover amounts you receive may not be deposited in your spouse's IRA or deducted on your Federal income tax return; (iii) if you establish a "Rollover" IRA during the year in which you reach age 70-1/2, you must begin receiving distributions from such IRA no later than April 1 of such following year; and (iv) if you establish a "Rollover" IRA after the year in which you reach age 70-1/2, you must begin receiving distributions from such IRA immediately.

Distributions from Your IRA During Your Life

(a) You can make withdrawals from your IRA at any time. Call Colonial at 1-800-248-2828 to request a Colonial Funds IRA Distribution Form. Mail the completed form to Colonial Investors Service Center, Inc., Attn: Retirement Plan Services, P. O. Box 1722, Boston, MA 02105-1722. The distribution form contains descriptions and requirements for each type of IRA distribution. If you withdraw any of the funds in your IRA before age 59-1/2, the amount includible in your gross income is subject to a 10% non-deductible premature distribution tax unless:

(i) the withdrawal is made because of your death or permanent disability;

(ii) the withdrawal is an exempt withdrawal of an excess contribution; or

(iii) the withdrawal is rolled over into another qualified plan or IRA.

You can also withdraw funds held in your IRA without any tax penalty before you reach age 59-1/2 if the funds will be paid to your former spouse under a qualified domestic relations order or if you choose to receive systematic payments in substantially equal amounts over a period that does not exceed your life expectancy or the life expectancy of you and your designated beneficiary. You should be aware, however, that the 10% premature distribution tax will be applied retroactively (with interest) to all systematic payments if you change to a method of distribution that does not qualify for the exception either before you attain age 59-1/2 or during the first five years of the distribution. The 10% premature distribution tax discussed above does not apply to the portion of your IRA distribution which is not includible in your gross income.

(b) When you reach age 70-1/2, you must elect to receive distributions in either
(a) systematic payments monthly, quarterly or annually, or (b) one lump sum distribution of all the funds held in your IRA. The law requires that you begin to receive distributions from your IRA no later than the April 1 following the year in which you reach age 70-1/2 (the "Required Distribution Date"). If you elect systematic payments, there is a minimum amount which you must withdraw by the Required Distribution Date and by each December 31 thereafter. This could result in two minimum distributions in one calendar year. This minimum amount is determined by your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary, subject to the minimum distribution incidental death benefit rule. Your life expectancy (and your spouse's life expectancy if your spouse is your designated beneficiary) will be recalculated each year. The Custodian is not responsible to advise you in this matter and will only make distributions to you from your IRA in accordance to your specific instructions. If the amount distributed during a taxable year is less than the minimum amount required to be distributed, the Internal Revenue Service may impose a tax equal to 50% of the deficiency.

Payments from Your IRA after Your Death

If you die before all the funds held in your IRA have been distributed, the remaining funds in the account will be distributed to your designated beneficiary either outright or periodically, as selected by your beneficiary. The Custodian will make distributions to your beneficiary in accordance to his or her specific instructions. Your beneficiary should be aware that he or she is subject to minimum distribution rules and it is his or her responsibility to make sure that the rules are met. Under the post-death minimum distribution rules, if you die after your Required Distribution Date, the funds remaining in your IRA must continue to be distributed to your designated beneficiary at least as rapidly as under the method of distribution in effect prior to your death. If you die prior to your Required Distribution Date, all the funds in your IRA must be completely distributed to your designated beneficiary by December 31 of the year containing the fifth anniversary of your death unless your designated beneficiary elects, no later than December 31 of the year following the year of your death, to receive funds from your IRA over a fixed period that is no longer than his or her life expectancy. If your beneficiary is your surviving spouse, distribution of funds from your IRA can be made to him or her over a fixed period that is no longer than his or her life expectancy and commencing at any date prior to December 31 of the year in which you would have attained age 70-1/2. In all instances, your spousal beneficiary may also elect to roll over the funds in your IRA into his or her own account or treat your IRA as his or her own by making contributions to it. In this case, he or she is not required to make withdrawals from the IRA until April 1 following the year in which he or she reaches age 70-1/2. The designation of a beneficiary to receive funds from your IRA at your death is not considered a transfer subject to Federal gift taxes. However, any funds remaining in your IRA at your death would be includible in your Federal gross estate.

Federal Tax Returns

(a) Deductible and non-deductible IRA contributions are reported on IRA Form 1040 or Form 1040A. To the extent your contribution is not deductible, you must designate it on Form 8606. There is a $100 penalty each time you overstate the amount of your non-deductible contributions unless you can prove that the overstatement was due to reasonable cause. You will also be required to give additional information on Form 8606 in years you make a withdrawal from your IRA. If you fail to file a required Form 8606, there is a $50 penalty for each such failure unless you can prove the failure was due to reasonable cause.

(b) IRA Form 5329 is required as an attachment to Form 1040 (or separately if you do not file a Form 1040) for any year the contribution limits in paragraph 2 are exceeded, a premature distribution takes place, less than the required minimum amount is distributed, or a prohibited transaction takes place.

Federal Tax Consequences

(a) Income on your IRA account is not taxed as it is earned, but only when it is distributed to you.

(b) Amounts paid to you from your IRA (other than your non-deductible IRA contributions) are taxable as ordinary income.

(c) Because non-deductible IRA contributions are made using income which has already been taxed, the portion of the IRA distributions consisting on non-deductible contributions will not be taxed again when received by you. The non-taxable portion of each IRA distribution, if any, will be the ratio of your previously unrecovered non-taxable contributions to the value in all of your IRA accounts as of the end of the year plus any distributions taken from the account during the year. All of your IRAs will be included in this calculation, including regular IRAs, Simplified Employee Pension Plan (SEPs), and Rollover IRAs.

(d) In general, if you receive distributions from your IRAs, Section 403 annuities and custodial accounts, and qualified plans which, in the aggregate, exceed $150,000 in any calendar year, you may be subject to a 15% penalty tax on the amount in excess of $150,000. If the total amount of your benefits payable from such plans at your death exceeds a certain permissible level, a similar 15% estate tax is imposed on the amount in excess of the permissible level. Special rules apply in certain circumstances and you should consult your tax adviser if you have any questions regarding this tax.

(e) If you engage in a so-called "prohibited transaction" as defined in the Internal Revenue Code, your IRA will be disqualified and the entire balance in your IRA will be taxed as ordinary income during the year in which such transaction occurs. You may also have to pay the 10% penalty tax on premature distributions. A "prohibited transaction" includes:

(i) the sale, exchange, or leasing of any property between your IRA account and you;

(ii) the lending of money or other extension of credit between your IRA account and you;

(iii) the furnishing of goods, services, or facilities between your IRA account and you;

(iv) the transfer of assets of your IRA account for your use or for your benefit.

(f) If you pledge all or part of your IRA as security for a loan, the amount so pledged or invested is considered by the Internal Revenue Service to have been distributed to you and will be taxed as ordinary income during the year in which you make such pledge or investment. You may also have to pay the 10% premature distribution tax.

Financial Disclosure

Because the assets held in your IRA are invested at your direction and will be subject to market fluctuation, the value of your IRA can neither be guaranteed nor projected. However, you will be provided with periodic statements of your IRA, including current market values of investments.

Information about the shares of each mutual fund that you choose for investment through your IRA must be furnished to you in the form of a prospectus governed by the rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning the fund objectives, the sales charges and the income and expenses of your mutual funds.

Miscellaneous

The proceeds from your IRA may be used as a rollover contribution to another individual retirement account or individual retirement annuity.

The form of your IRA has been approved by the Internal Revenue Service. Such approval is a determination only as to the form of the IRA and does not represent a determination of the merits of the IRA.

Further information regarding your IRA is available in the Internal Revenue Service Publication 590. You may obtain this publication from any district office of the Internal Revenue Service or by calling the Internal Revenue Service Tax Forms Distribution Center toll-free number, 1-800-829-3676.

Notes

IRS Opinion Letter

SEP
Serial Number: C410396A

[Photgraphic copy of IRS Opinion letter]

[Colonial Flag Logo]

Retirement Plans Offered by
Colonial Mutual Funds:

[checkmark] Individual Retirement Accounts (IRA)
[checkmark] Rollover IRA
[checkmark] Simplified Employee Pension (SEP)
[checkmark] Salary Reduction SEP (SARSEP)
[checkmark] Money Purchase Pension Plan
[checkmark] Profit Sharing Plan
[checkmark] 401(k) Plan

For additional retirement plan information, ask your financial adviser or call Colonial at 1-800-225-2365, ext. 6660. This brochure must be preceded or accompanied by a current prospectus that contains more complete information, including fees, risks, and expenses, for any Colonial mutual fund you consider purchasing. Please read the prospectus carefully before you invest.

Colonial Investment Services, Inc. copyright 1995
One Financial Center, Boston, Massachusetts  02111-2621, 617-426-3750

SE-927A-0795    Ref # X95-0714-002